             Exhibit 21

Subsidiaries of Carter's, Inc.

The William Carter Company is incorporated in Massachusetts

OshKosh B'Gosh, Inc. is incorporated in Delaware

Carter's Retail, Inc. is incorporated in Delaware

TWCC Product Development and Sales, Inc. is incorporated in Delaware

Carter's Giftcard Company, Inc. is incorporated in Florida

Skip Hop Holdings, Inc. is incorporated in Delaware

Skip Hop, Inc. is incorporated in New York

Carter's Holdings B.V. is formed in the Netherlands

The Genuine Canadian Corp. is incorporated in Ontario, Canada

Carter's Global Sourcing Limited is formed in Hong Kong

Carter's Shanghai Trading Co., Ltd is formed in China

Carter's Shanghai Business Information Consulting Co., Ltd is formed in China

Skip Hop (Shenzhen) Trading Company Limited is formed in China

Carter's Vietnam Company limited is formed in Vietnam

Skip Hop UK Limited is formed in England

Carter's Mexico LLC is incorporated in Delaware

Carters Brands, S.A. de C.V. is formed in Mexico

Operación Efficaz, S.A. de C.V. is formed in Mexico

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